Exhibit 99.1

NEWS RELEASE

For Immediate Release

SONO ENTERS INTO SHARE EXCHANGE AGREEMENT
TO ACQUIRE ALASKA METALS CORP.

VANCOUVER, British Columbia, April 27, 2012 - Sono Resources, Inc. (OTCBB:SRCI) (the "Company" or "Sono") announces that it has entered into a share exchange agreement, dated April 26, 2012 (the "Agreement"), with Alaska Metals Corp. ("Alaska Metals"), a British Columbia company, and all of the shareholders of Alaska Metals (each a "Vendor and collectively, the "Vendors"), pursuant to which the Company expects to acquire the right to acquire a 100% interest in and to 46 contiguous state mineral estate claims (the "Bear Claims") located in central Alaska 120 miles northeast of Fairbanks in the Central Mining District, on or before May 15, 2012.

Pursuant to the Agreement, the Vendors have agreed to sell, and the Company has agreed to acquire, all of the issued and outstanding shares of Alaska Metals (collectively, the "Purchased Shares"). Alaska Metals is the sole shareholder of Alaska Metals & Mining Corp., an Alaska company, which is the holder of the right to acquire a 100% interest in and to the Bear Claims covering approximately 4,840 acres. The total purchase price for the Purchased Shares is 12,500,000 restricted shares of common stock of the Company, to be delivered to the Vendors on a pro rata basis in accordance with each Vendor's percentage ownership in Alaska Metals.

The closing of the Agreement is subject to the satisfaction of conditions precedent to closing as set forth in the Agreement, including, but not limited to: (i) the Company, Alaska Metals and the Vendors having obtained all authorizations, approvals or waivers that may be necessary or desirable in connection with the transactions contemplated by the Agreement; (ii) the Company, Alaska Metals and the Vendors shall have complied with all warranties, representations, covenants and agreements therein agreed to be performed or caused to be performed on or before the closing date; (iii) no action or proceeding in law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit any of the transactions contemplated by the Agreement; (iv) completion by each of the Company and Alaska Metals of an initial due diligence and operations review of the other's respective businesses and operations; (v) no material loss or destruction of or damage to the Company or Alaska Metals shall have occurred; and (vi) the board of directors of the Company and Alaska Metals ratifying the terms and conditions of the Agreement.

Due to conditions precedent to the closing and the risk that the conditions precedent will not be satisfied, there is no assurance that the Company will complete the share exchange as contemplated in the Agreement.

The securities of the Company to be issued to the Vendors upon the closing of the Agreement will not be registered under the Securities Act of 1933, as amended, or under the securities laws of any state in the United States, and will be issued in reliance upon an exemption from registration under the Securities Act of 1933. The securities may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from such registration requirements.

About the Bear Claims: Placer gold mining in the Circle Mining District area has been continuous since 1893 and it is estimated that 1 million ounces of gold have been recovered. Placer mining remains active in all of the drainages that surround the Bear Claims, in particular, Miller Creek to the southeast, Mammoth Creek to the east, Porcupine Creek to the north and Bonanza Creek to the west.

A systematic exploration program within the Bear Claims was carried out was by BHP-Utah International in 1990 and 1991, which consisted of geological mapping, and 1,321 soil samples and 287 rock samples as part of a larger program carried out on additional claims held by BHP at that time. Exploration work conducted to date by Alaska Metals includes soil sampling, MMI sampling, lab analysis, and confirmation mapping.

About Sono Resources, Inc.

Sono Resources is a mineral exploration company seeking to acquire, explore and develop highly prospective metal projects in Africa and North America.

See www.sonoresourcesinc.com for more information.

Contact: Investor Relations - 1.855.662.7666

Certain statements in this release are forward-looking statements, which reflect the expectations of management. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to the Company's further drilling, its expectations to receive results or its ongoing exploration program. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the Company will obtain from them. These forward-looking statements reflect management's current views and are based on certain expectations, estimates and assumptions, which may prove to be incorrect. A number of risks and uncertainties could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, including: (1) a downturn in general economic conditions in North America and internationally, (2) the inherent uncertainties and speculative nature associated with mineral exploration and production, (3) a decreased demand for minerals and fluctuations in the price of such minerals, (4) any number of events or causes which may delay or cease exploration and development of the Company's property interests, such as environmental liabilities, weather, mechanical failures, safety concerns and labor problems; (5) the risk that the Company does not execute its business plan, (6) political and foreign risks, (7) inability to retain key employees, (8) inability to finance operations and growth, and (9) other factors beyond the Company's control. These forward-looking statements are made as of the date of this news release and, except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements. We seek safe harbor.